                                                                    Exhibit 12.1

NALCO FINANCE HOLDINGS INC. AND NALCO FINANCE HOLDINGS LLC
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
(in millions, except ratios)

                                                      PREDECESSOR                                      SUCCESSOR
                                   ------------------------------------------------ ------------------------------------------------
                                     YEAR ENDED     YEAR ENDED     JANUARY 1, 2003   NOVEMBER 4, 2003     YEAR ENDED    YEAR ENDED
                                    DECEMBER 31,   DECEMBER 31,        THROUGH           THROUGH         DECEMBER 31,   DECEMBER 31,
                                        2001           2002       NOVEMBER 3, 2003   DECEMBER 31, 2003       2004          2005
----------------------------------------------------------------------------------- ------------------------------------------------

Earnings (loss) before income taxes    (82.4)         236.9           (85.3)             (32.5)            (102.6)         98.8
    Less income from equity
      investees, net                    (3.0)          (3.6)           (2.0)              (0.4)              (3.2)         (1.6)
    Plus income distributions from
      equity investees                   1.2            4.0             0.2                  -                6.0           4.1
Fixed charges                           51.5           46.9            40.6               52.7              267.5         271.2
                                       -----          -----           -----               ----              -----        ------
Earnings before fixed charges           32.7          284.2           (46.5)              19.8              167.7         372.5
                                       =====          =====           =====               ====            =======        ======

Computation of fixed charges:
Interest expense                        44.4           38.5            32.7               49.6              251.1         258.0
Capitalized interest                       -              -               -                  -                1.6           0.2
Estimated interest portion of
  rent expense                           7.1            8.4             7.9                3.1               14.8          13.0
                                       -----          -----           -----               ----              -----        ------
Fixed charges                           51.5           46.9            40.6               52.7              267.5         271.2
                                       =====          =====           =====               ====            =======        ======

                                       -----          -----           -----               ----              -----        ------
Ratio of earnings to fixed
  charges (1)                              -            6.1               -                  -                  -           1.4
                                       =====          =====           =====               ====            =======        ======

                                               SUCCESSOR
                                   -------------------------------
                                   THREE MONTHS   THREE MONTHS
                                       ENDED         ENDED
                                     MARCH 31,     MARCH 31,
                                        2005         2006
-----------------------------------------------------------------

Earnings (loss) before income taxes     23.1         18.5
    Less income from equity
      investees, net                    (0.8)        (0.7)
    Plus income distributions from
      equity investees                   1.3          0.4
Fixed charges                           65.5         69.5
                                      ------       ------
Earnings before fixed charges           89.1         87.7
                                      ======       ======

Computation of fixed charges:
Interest expense                        62.1         66.3
Capitalized interest                     0.2            -
Estimated interest portion of
  rent expense                           3.2          3.2
                                      ------       ------
Fixed charges                           65.5         69.5
                                      ======       ======

Ratio of earnings to fixed
  charges (1)                            1.4          1.3
          ==                          ======       ======

(1) Earnings were insufficient to cover fixed charges by $84.2 million for the year ended December 31, 2001, $87.1 million for the period from January 1, 2003 through November 3, 2003, $32.9 million for the period from November 4, 2003 through December 31, 2003 and $99.8 million for the year ended December 31,
2004. Accordingly, the ratio of earnings to fixed charges was less than 1:1.